UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2020

VBI VACCINES INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37769	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Third Street, Suite 2241 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

(617) 830-3031

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares, no par value per share	VBIV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 8.01 Other Events.

On March 31, 2020, Variation Biotechnologies Inc. (“VBI”), a wholly-owned Canadian subsidiary of VBI Vaccines Inc. (the “Company”) entered into a collaborative research agreement (the “Agreement”) with National Research Council of Canada (“NRC”), pursuant to which VBI will collaborate with NRC to develop a pan-coronavirus vaccine candidate, targeting COVID-19, severe acute respiratory syndrome (SARS), and Middle East respiratory syndrome (MERS) (the “Project”). VBI has initiated work to design monovalent and multivalent coronavirus constructs using its eVLP platform and will include 3-4 protein antigens provided by NRC.

Under the Agreement, each party will own any intellectual property that is developed in the Project by its respective employees. Any intellectual property jointly created by VBI and NRC while carrying out the Project will be owned jointly by NRC and VBI. Pursuant to the Agreement, upon request by VBI no later than six months after the end of the Project, VBI will be allowed (i) a non-exclusive option for a license to any intellectual property that is created by NRC and (ii) an exclusive option for an exclusive license to any jointly created intellectual property. In the event that VBI exercises its option pursuant to clauses (i) or (ii) above, VBI and NRC will negotiate the terms of a license agreement in good faith for a period of three months, which period may be extended upon mutual agreement of the parties. If the parties are unable to reach an agreement on the terms of the non-exclusive license within the aforementioned period, the option will expire. If the parties are unable to reach an agreement on the terms of the exclusive license, neither party will be permitted to commercially exploit or license its share of the jointly created intellectual property without the permission of the other party. Notwithstanding the foregoing, each party shall grant to the other party a royalty-free, exclusive license to use its share of the jointly created intellectual property solely for internal research purposes and as required to perform the Project.

The Agreement will expire on November 15, 2020. The Agreement will be terminated if VBI or NRC notifies the other party that estimated costs will be exceed by more than 10% and the parties do not amend the Agreement to modify the estimated costs within 60 days. The Agreement may be terminated by either VBI or NRC if the other party defaults in performance of any obligation under the Agreement and fails to cure the default in 30 days after receipt of written notice of default. In addition, NRC may terminate the Agreement if (i) VBI becomes bankrupt or has a receiver appointed to continue its operations or passes a resolution for winding up and (ii) VBI has made a false or misleading representation or warranty. The Agreement also contains confidentiality and VBI’s indemnification obligations.

On March 31, 2020, the Company issued a press release announcing the collaboration with NRC. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 31, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VBI Vaccines Inc.

Date: March 31, 2020	By:	/s/ Jeff Baxter
Jeff Baxter
President and Chief Executive Officer